Exhibit 99.6

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW • SUITE 840

WASHINGTON, DC 20036

(202) 467-6862 • FAX (202) 467-6963

                January 13, 2010

Confidential

Board of Directors

SharePlus Federal Bank

5224 West Plano Parkway

Plano, Texas 75093

Members of the Board:

This letter agreement (“Agreement”) describes the terms under which Feldman Financial Advisors, Inc. (“Feldman Financial”) will assist SharePlus Federal Bank (“SharePlus” or the “Bank”) with the business plan (“Business Plan”) to be submitted to regulatory authorities in conjunction with the Bank’s conversion from a mutual savings institution to a stock savings institution, the concurrent stock offering by the Bank’s holding company, and infusion of a portion of the net offering proceeds as capital into SharePlus. The services that we will provide and our fees for this proposal are explained in this Agreement.

Description of Engagement

Under the Bank’s direction, we will prepare the narrative text to be submitted as part of the Business Plan. We will compile demographic, economic, or geographic data needed for the Business Plan. We also will provide the pro forma financial projections for the Business Plan. Our preparation of the Business Plan will be based on information that SharePlus provides to us regarding the Bank’s strategic goals and objectives. After submission of the Business Plan and, as part of our services under this Agreement, we will be available to provide additional services in relation to the Business Plan, including assisting with preparation of your responses to questions or comments from the regulators while the regulators evaluate the Business Plan. SharePlus will be responsible for final approval of the Business Plan and other information before submission to the applicable regulatory agency.

Fees and Expenses

Our professional fee for assisting with the development, preparation, submission and approval of the Business Plan will be $32,500, payable in three installments: (i) $10,000 retainer fee due upon acceptance and execution of this Agreement; (ii) $12,500 due upon delivery of the completed Business Plan to be filed with the applicable regulatory agency; and (iii) $10,000 due upon regulatory approval of the Business Plan and the plan of conversion.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

SharePlus Federal Bank

January 13, 2010

In addition, we will invoice you for actual out-of-pocket expenses for data purchases, document reproduction, express mail, courier service, travel, and other costs incurred in connection with providing the professional consulting services under this Agreement. Total reimbursable out-of-pocket expenses will not exceed $1,000 without the Bank’s prior approval.

Termination

SharePlus may terminate this Agreement at any time by providing notice of such termination to Feldman Financial. The “Termination Date” shall be either: (i) the date oral notice of such termination is provided to Feldman Financial, as long as written notice is received within three business days thereafter, or (ii) if oral notice is not provided, the date Feldman Financial receives the written notice of termination.

In the event of termination prior to submission of the Business Plan, SharePlus will pay Feldman Financial for all time incurred in preparing the Business Plan through the Termination Date at hourly rates that correspond with the aforementioned fee schedule. Such charges shall not exceed $32,500. In addition, SharePlus will pay Feldman Financial for all expenses incurred through the Termination Date.

Financial Information and Confidentiality

SharePlus will use its best efforts to assure Feldman Financial that SharePlus will provide such information as Feldman Financial may reasonably request to prepare the Business Plan. SharePlus acknowledges that in performing services hereunder, Feldman Financial will be relying on the information furnished by SharePlus, and SharePlus further acknowledges that Feldman Financial will not independently verify the accuracy and completeness of such information.

SharePlus agrees that the intended use of the Business Plan is only for submission with the appropriate regulatory authorities and for other internal purposes. SharePlus will not use the product of Feldman Financial’s services under this Agreement in any other manner, including references within a proxy statement or offering circular, without the express written consent of Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

SharePlus Federal Bank

January 13, 2010

Feldman Financial agrees to hold in confidence all information SharePlus provides pursuant to this Agreement, other than information, which is or becomes publicly available, unless such disclosure is approved by SharePlus or otherwise required by law. In the event Feldman Financial is required by law to disclose confidential information, it will provide SharePlus prior notice of this fact. Similarly, SharePlus agrees to hold in confidence all information provided by Feldman Financial pursuant to this Agreement, other than information that is or becomes publicly available, unless such disclosure is approved by Feldman Financial or otherwise required by law.

Sole Terms of Agreement

This Agreement embodies the sole terms of agreement between SharePlus and Feldman Financial with respect to the engagement of Feldman Financial to prepare the Business Plan. This Agreement can be modified only if such modification is stated in writing and signed by both SharePlus and Feldman Financial.

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To indicate your acceptance of this Agreement, please sign below and return one original of this letter to me with a check for $10,000, such payment to be credited as the retainer fee.

Sincerely,

Feldman Financial Advisors, Inc.

/s/ Trent R. Feldman
Trent R. Feldman
President

Attachment

Agreed to and Accepted by:

SharePlus Federal Bank

Name:	/s/ Jeffrey Weaver

Title:	President/CEO

Date:	April 2, 2010

FELDMAN FINANCIAL ADVISORS, INC.

SCHEDULE OF PROFESSIONAL FEES AND EXPENSES

PROFESSIONAL FEES

The hourly billing rates for professional services performed by Feldman Financial Advisors, Inc. are shown below. Actual time expended for depositions and courtroom testimony is billed at twice the stated hourly rate.

Title	Hourly Rate
President	$350
Principal	$300
Director	$275
Senior Vice President	$275
Vice President	$200
Research staff	$100

REIMBURSABLE EXPENSES

Out-of-pocket expenses (including, but not limited to, transportation, lodging and meals, express and regular mail, document delivery services, purchase of data or reference materials, color photocopying, and telephone/fax) are billed without mark-up. The charge for in-house duplication of documents is $0.20 per page.